Investor Presentation Nareit REITweek Conference 2020 June 2-4 Flamingo Point Miami Beach, FL

Financial PERFORMANCE Economic Income is calculated as the per share change in Net Asset Value (NAV) plus Cash Dividends paid, Aimco uses share price at IPO as a proxy for NAV. Calculated using Aimco’s 12/31/19 Net Asset Value per share estimate of $59. Last July Aimco celebrated 25 Years as a public company. Over its first 25 years, compounded annually: Aimco Total Shareholder Return was 11.6%; MSCI US REIT index was 10.2%; S&P 500 was 9.9%. Aimco Economic Income(1) was 14%. 190 of the current S&P 500 companies have been public for 25 years. Aimco outperformed two-thirds of these companies with a total return ~50% above the median. Over the five years ended December 31, 2019, compounded annually: Aimco Total Shareholder Return was 10.4%; MSCI US REIT index was 7.0%; S&P 500 was 11.7%. Aimco Economic Income(2) was 10%.

In Operations, to strengthen relationships with residents that reinforce low resident turnover that is already peer leading; In Redevelopment, to increase annual investment, while maintaining a balance between “long-cycle” and “short-cycle” spending (which can quickly be scaled back when times are uncertain and liquidity is valued); In Portfolio Management, to adjust the current ~50:50 balance between “A” and “B/C+” properties to a greater % of “B” properties with potential for above-average value creation; In Balance Sheet, to seek a lower blended cost of capital while reducing leverage-to-EBITDA; and In Team, to increase the devolution of decision-making to local “hubs” closer to the properties and their local communities. Operations Increase revenue based on high levels of resident retention, through superior customer selection and satisfaction, coupled with disciplined innovation resulting in sustained cost control, to further improve NOI margins. Redevelopment and Development Create value and future earnings growth by the renovation and repositioning of apartment communities through “short-cycle” and “long-cycle” redevelopments. Portfolio Management/ Capital Allocation Own an apartment portfolio diversified by geography and price point with a focus on properties with high land value located in submarkets with outsized future growth prospects. Diversify the portfolio further by maintaining an allocation to both “income” properties, high quality properties with predictable, “low beta” AFFO returns, and “growth” properties, usually with B or C+ rents, where we expect appreciation of the substantial land value will create opportunities for “high alpha” value creation through profitable redevelopment. Balance Sheet Utilize safe property debt that is low-cost, long-dated, amortizing, and non-recourse; limiting entity and refunding risk while maintaining flexibility to sell or redevelop properties. Team Emphasize an intentional culture that is collaborative and productive, based on respect for others and personal responsibility…strengthened by a preference for promotion from within and an explicit talent development and succession planning to produce the strong, stable team that is the enduring foundation of Aimco success. Aimco Economic Income is the result of performance in five key business areas. Strategic focus To further these goals, over the intermediate term, Aimco expects to:

STRENGTH IN OPERATIONS

Aimco is in a position of strength due to a focus on operations, and for the next five years, Aimco expects:

- **Above peer average Same Store NOI growth due to:**
  - Sustained excellence in operations with world class measured customer satisfaction (**4.29** out of 5 in 1Q 2020);
  - Peer-leading average daily occupancy (**97.6%** in 1Q 2020, **96.6%** in April 2020);
  - Disciplined cost control based on innovation,
    - Aimco Same Store COE[1] growth was **1.0%** over the last five years, ***110 bps below the peer average***[2], **0.1%** over the last ten years, and **negative** over the last twelve years[3]; and



Same Store COE Control
CAGR
2.1% Peer Avg
1.0% Aimco
2014
2015
2016
2017
2018
2019
Aimco COE
Peer COE

  - Improving operating margins (**73.7%** in 2019 and **74.0%** in 1Q 2020, ***peer leading for the past eleven quarters and 130 bps better than the next highest peer in 1Q 2020***).



Same Store NOI Margin
75.0%
72.0%
69.0%
66.0%
2014
2015
2016
2017
2018
2019
1Q20
AIV
Peer Avg

  - Since Aimco achieved peer leading operating margins in 3Q 2017, it has **expanded** its margins by **250** bps, ***140 bps greater than peer average during this time period***.

(1) COE refers to Controllable Operating Expenses, defined by Aimco as property level expenses before taxes, insurance, and utilities.
(2) Peer group consists of AVB, CPT, EQR, ESS, MAA, and UDR. Peer average COE is calculated, per Aimco's COE definition, as the CAGR of peer averages.
(3) Due to inadequate public Same Store COE disclosure from peers a ten-year or longer comparison is not available.

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OPERATIONS

In April and May, Aimco's operating platform proved resilient when faced with economic turbulence.

RESIDENTIAL UPDATE

- **Aimco customer selection has produced a high quality customer base:**
  - *In April, Aimco recognized 99% of residential revenue, after a 1% provision for Bad Debt. Of the 99%, 96% was received in cash and 3% was accrued based on security deposits available for offset, and the FICO scores of the resident or his guarantor.*
  - *In May, Aimco recognized 98.3% of residential revenue, after a 1.7% provision for Bad Debt. Of the 98.3%, 95% was received in cash and the remainder was accrued based on security deposits available for offset, and the FICO scores of the resident or his guarantor.*
  - *Additionally, in May, Aimco collected $1.6 million of cash associated with April and prior months accounts receivable. Aimco has now collected 98% of April rents.*
  - *Consistent with Aimco's experience in May, additional May rent collections can be expected in June and subsequent months.*
  - Aimco has two markets where rent collections have seen more significant declines. In Los Angeles, rent collection has declined in part due to the economy and in part due to strategic behavior by residents, incentivized by local regulation limiting recourse by landlords. In Miami, rent collection has declined due to the impact of COVID-19 on the tourism and hospitality industries as well as the number of residents who are not U.S. citizens and have either returned home or are ineligible for unemployment assistance.
- **Consumer demand is improving.**
  - In mid-March, due to COVID-19, leasing pace was halved. Since the initial reduction and after consideration of seasonality, demand has recovered substantially. The impact on average daily occupancy ("ADO"), heightened by typical friction during the summer leasing season, is a lagging indicator.

CHANGES IN SAME STORE ADO	2020	2019	2018
FIRST QUARTER	97.6%	97.0%	96.3%
APRIL	96.6%	97.0%	96.4%
MAY	95.6%	97.0%	96.4%

CHANGES IN SAME STORE RENTAL RATES	Apr 2020	Apr 2019	Apr 2018	Prelim May 2020	May 2019	May 2018
RENEWALS	6.0%	5.0%	4.7%	5.3%	5.3%	4.8%
NEW LEASES	0.9%	1.6%	0.6%	(1.4%)	1.9%	1.7%
WEIGHTED AVERAGE	4.2%	3.4%	2.6%	2.4%	3.7%	3.4%

COMMERCIAL TENANT UPDATE

	Cash Rent Collection			
	Apr 2020	May 2020	Total	Bad Debt as % of Rent
OFFICE USES	90%	85%	87%	0%
OTHER COMMERCIAL USES				
OTHER - ACCRUAL BASED	50%	46%	48%	0%
OTHER - CASH BASED[1]	7%	10%	8%	N/A

(1) Based on the expected economic impact of COVID-19, Aimco wrote off, in the first quarter of 2020, $2.9 million of its straight-line rent receivable and $2.2 million of deferred broker commissions related to leases to commercial tenants with retail, restaurant, and fitness uses. Monthly rent for these tenants is approximately $0.6 million and future rental revenue will be recognized on a cash basis. Aimco currently has security deposits on hand sufficient to cover all but $280k of outstanding rent due.

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Aimco prefers redevelopment over development, especially “short-cycle” redevelopments, where common area and amenity upgrades are phased, and apartment homes are renovated in small batches. “SHORT-CYCLE” REDEVELOPMENTS - INVENTORY MANAGEMENT “Short-cycle” redevelopments provide optionality to improve the offering, flexibility to adjust the volume to market demand, and the ability to pause when times are uncertain and liquidity is valued. For example, in March, Aimco announced plans to pause ~$150 million of spending on short-cycle redevelopment and property upgrades. Now with the economy beginning to reopen, Aimco is evaluating the appropriate time to restart some of these projects and will consider advancing those with the highest expected, risk-adjusted, returns. “LONG-CYCLE” REDEVELOPMENTS Aimco engages in “long-cycle”, or “major” redevelopments when the scope of the project, or structure of the community, requires investment in larger building systems. The five projects continuing in long-cycle redevelopment have an estimated cost to complete of ~$212 million, ~$140 million of which is expected to be spent in 2020. At March 31, 2020, Aimco’s exposure to lease-up at long-cycle redevelopment and development communities was 892 apartment homes; 70 homes where construction is complete, 347 homes expected to be delivered during the remainder of 2020, and 475 homes expected to be delivered in 2021. Major redevelopments have comparable value creation to short-cycle redevelopments, but their longer cycle time increases current period earnings dilution. When stabilized, these five communities are expected to contribute approximately $30 million of additional net operating income. PROPERTY UPGRADES Aimco invests annually in upgrades to its apartment homes, these are often high-return, quick-turnaround projects that either increase revenue or decrease operating, or resident paid, expenses. Some examples are kitchen and bath upgrades, LED lighting retrofits, and smart home technology. Redevelopment & Property upgrades

PORTFOLIO MANAGEMENT

Aimco's portfolio is intentionally diversified by geography and price-point.

- **GEOGRAPHY** – located in 12 of the largest markets in the nation, and
- **PRICE POINT** – allocated now ~50% to properties at the "A" price point and ~50% at the "B/C+" price point.

Further diversification is provided by an intentional balance between **"income"** properties with **predictable** returns and **"growth"** properties, where appreciation of the substantial land value is expected to create opportunities for **value creation** through redevelopment. **Together, these properties comprise 94% of Aimco's 1Q 2020 GAV.**

1Q 2020	($) Per Share GAV	($) Per Share Debt	($) Per Share NAV	Leverage to EBITDA(1)
Stabilized Income Apartment Communities	79	24	55	-
Non-stabilized Redevelopments – Growth Communities(2)	4	0	4	-
Aimco Total Core Portfolio	83	24	59	6.9x
1001 Brickell Bay Drive, Parkmerced, and Other Corporate Assets, net	5	5	0	14.2x
Aimco Total Portfolio	88	29	59	7.7x

Aimco seeks new investments with financial returns greater than those provided by the acquisition of stabilized operating communities.

Growth opportunities are provided by:	Aimco seeks to mitigate downside risk through:	Recent investments have included:
• Aimco operating expertise • Deal structures meeting a specific need of the seller • Land value that is a high percentage of total value • Complexity • Assemblage value	• The quality of the location • Predictability of earnings • Value of the collateral • Structure of the investment • Significant, risk adjusted, improvement in free cash flow returns over properties sold to fund the investment	• 1001 Brickell Bay Drive • Parkmerced Loan and Option • The Dranoff Portfolio • Avery Row • Bent Tree • Parc Mosaic

(1) Inclusive of the ~$30 million of additional NOI at stabilization from Growth Communities, Aimco Total Core Portfolio Leverage to EBITDA is 6.6x.

(2) Non-stabilized Redevelopments include: 707 Leahy, Eldridge Townhomes, Flamingo Point North Tower, The Fremont, Parc Mosaic, and Prism.

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Aimco started 2020 with $650 million of cash and committed credit. At the start of the crisis: Aimco drew down $300 million on its bank lines, now repaid; slowed expected 2020 capital spending by $150 million, or almost one-half; and undertook to increase available credit by another $720 million: a $350 million bank term loan and approximately $370 million in proceeds from new property loans. These new property loans have a weighted average annual interest rate of 2.9% and a weighted average term to maturity of 9.3 years. This financing activity addresses Aimco’s 2020 maturities and $229 million of its 2021-2024 maturities. Balance Sheet Maturity ladder presents a current view of Aimco’s property debt and represents balances at March 31, 2020 adjusted for recent property loan financing activity mentioned above. LEVERAGE-TO-EBITDA Aimco leverage-to-EBITDA at the end of the 1st Quarter was 7.7:1, above its target of < 7:1. Aimco expects to meet its leverage target through a combination of NOI growth and property sales. Property NOI increases, including the $30 million of incremental NOI Aimco expects to receive from its “long-cycle” redevelopment communities now underway, reduces leverage as measured by this metric. Or, the target can be reached by the sale of properties for $600 million. In May, Aimco sold Ravensworth Apartments, for $58.9 million. Aimco utilizes primarily property debt that is low-cost, long-dated, amortizing, and non-recourse; limiting entity and refunding risk while maintaining flexibility to sell or redevelop properties.

TEAM, CULTURE, & ESG

Aimco benefits from a cohesive, long-tenured management team and a culture that promotes integrity, collaboration, and innovation.

TEAM ENGAGEMENT

- Out of hundreds of participating companies, Aimco is **ONE OF SIX** recognized as a "Top Place to Work" in Colorado for each of the past eight years. In 2019, Aimco was also recognized as a “Top Place to Work” in the Bay Area.
- For the past five years, Aimco team engagement scores, on a 1 to 5 scale, have averaged better than 4.

TOP WORK PLACES 2020
THE DENVER POST
8 YEARS RUNNING!

Aimco has a long record of Corporate Responsibility. For example:

ENVIRONMENTAL

- Aimco creates a **POSITIVE ENVIRONMENTAL IMPACT** through efficient utilization and redevelopment of existing assets, and by **INVESTING SYSTEMATICALLY** in building systems that use energy and water **MORE EFFECTIVELY** and **MORE EFFICIENTLY**.

SOCIAL

- Aimco has always worked to be a Good Neighbor, for example, **AIMCO CARES** provides Aimco team members 15 hours annually of **PAID TIME OFF TO VOLUNTEER** in the communities where they live and work, and where Aimco does business.
- In 2019, Aimco team members volunteered over **5,000 HOURS**, serving **101 NONPROFITS** at **125 VOLUNTEER EVENTS**.
- Aimco also **RAISED MORE THAN $500,000** through its annual charity golf tournament to fund help for **MILITARY FAMILIES** and **SCHOLARSHIPS FOR STUDENTS** in affordable housing.

GOVERNANCE

- Aimco has always been governed by a **HIGHLY ENGAGED** and **INDEPENDENT** Board of Directors, with each independent director serving on each committee so that there are no silos to block transparency. Aimco has been honored for **BOARD COMPOSITION**, for the last three years, by the Women’s Forum of New York, and, in 2019, by BoardBound for having three or more board seats held by women.
- Aimco has a systematic program for **BOARD REFRESHMENT** balancing the perspective of long-serving directors with the **FRESH INSIGHTS** of new directors. In April, Aimco added two new directors who bring particular expertise in investment banking, capital markets, and corporate, tax, and structuring transactions.

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Why invest in Aimco? Aimco is designed to be resilient in hard times and provides shareholder value through: Best-in-Class Operations: Lower resident turnover through intentional focus on customer selection and satisfaction drives peer-leading margins. Paired-Trade Capital Allocation Discipline: Aimco adheres to a disciplined paired-trade strategy comparing expected unlevered returns on each of its capital allocation uses to the expected unlevered costs of capital. Favorable Risk Adjustment: Aimco’s risk adjustment is more favorable due to its portfolio diversified by: Geography: targeting 12 of the largest markets in the nation; Price Point: balanced with ~50% “A” communities and ~50% “B/C+” communities; and Safe and Flexible Balance Sheet: Aimco is the only REIT in its peer group that uses primarily non-recourse, property level financing while maintaining an investment grade rating as confirmation of the safety of its balance sheet. Bay Parc Miami, FL

APPENDIX

Appendix A – covid-19 response 21 Fitzsimons Aurora, CO PRIORITIZED THE HEALTH AND SAFETY OF TEAMMATES Aimco: formed a cross-functional committee that met daily to re-design how work was done on site, to keep the Aimco team safe while continuing to lease apartments and fulfil service requests; made it clear, and consistent with company policies providing flexibility, that any teammate who felt unsafe at work because of the virus was free to stay home, with pay and without penalty; undertook to pay all costs related to COVID-19 testing and treatment; committed to keep the Aimco team intact, without layoffs or pay cuts; and continued, and increased, regular communications and transparency, providing a steady flow of written, oral, and video reports to the entire team. MADE PROPERTIES SAFER Aimco: increased cleaning, limited in-person interaction, and searched out ways to support those sheltering at home and to meet the needs of the relatively few who reported positive for infection; redeployed construction supervisors to support property service teams, and redeployed dozens of Aimco office workers to join our shared service center team to hold thousands of structured conversations with residents, helping each plan his or her personal adjustment to the crisis; utilized its previous investment in technology and artificial intelligence to adapt to the new conditions of social distancing and sheltering at home; and mindful of the sacrifice of healthcare providers who worked long hours and felt unable to go home without risking infection of their families, provided free use of furnished apartments at 21 Fitzsimons on the Anschutz Medical Campus, Parc Mosaic near Boulder Community Health, and River Club near Newark University Hospital.

APPENDIX A – COVID-19 RESPONSE

REVISED ITS ESTIMATION OF COLLECTABLE OUTSTANDING RENT

- Aimco revised its estimation of residential bad debt, effective in April, accelerating the estimate of collectability to month-end based on its assessment of the creditworthiness of the tenants and guarantors, based on historical collection percentages for individuals with identical FICO scores.
- Under the new methodology, April residential bad debt expense was approximately 1% of revenues, an increase of $270k from what would have been the result using Aimco's former methodology.
- Aimco also reviewed the viability of its commercial tenants and the related accounting assets for straight-line rent and deferred broker commissions.
- Approximately $2.5 million, or 3.5%, of Aimco's monthly revenue is derived from commercial tenants, about one-half office users and one-half other commercial users. In April, Aimco collected 90% of amounts due from office tenants and 30% of rents from the other commercial users.
- Based on the expected economic impact of COVID-19 and the recession at hand, Aimco wrote off, in the first quarter, $2.9 million (~43%) of its straight-line rent receivable and $2.2 million (~58%) of deferred broker commissions related to leases to commercial tenants with retail, restaurant, and fitness uses. Monthly rent for these tenants is approximately $0.6 million and future rental revenue will be recognized on a cash basis.


WE'RE ALL IN THIS TOGETHER

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APPENDIX B - SUPPLY OUTLOOK

- Aimco considers competitive new supply to be significant primarily to "A" price point communities in submarkets where completions are projected to be more than 2.0% of existing stock.
- Even where markets face elevated new supply, the quality of the Aimco offering or its location, or an increase in local demand (for example from job growth), can reduce or offset the impact of new supply.
- Based on first quarter data, third party experts forecast two submarkets with material investment by Aimco where 2020 increases in supply are expected to be >2%: Mid-Wilshire in Los Angeles; and Center City Philadelphia.

Market	Submarket	% Aimco GAV Invested in "A" Submarket Graded Communities	2020 Completions as a % of Stock(1)	Aimco Specific Mitigating Factors
Los Angeles	Mid-Wilshire	8.7%	2.7%	Deliveries delayed from 2019 cause this submarket to screen at our elevated supply threshold in 2020, if further delays are experienced the impact will be muted in 2020.
Philadelphia	Center City	6.7%	2.9%	The continuing new supply is easing from 2018 and 2019 when Aimco enjoyed robust demand for its apartment homes in Center City and University City.

- Third parties also forecast three submarkets with lesser investments by Aimco, totaling ~6% of GAV, where 2020 increases in supply are forecast to be >2%: One Canal in Boston; Calhoun Beach Club in Minneapolis; Indigo and 707 Leahy in Redwood City, CA.
- These updated supply forecasts are consistent with expectations entering 2020.
- Aimco considers first quarter data provided by third parties as preliminary given the uncertainties resulting from COVID-19. Construction delays due to local moratoriums, labor shortages, and supply chain disruptions may result in completion delays beyond what is currently expected.

(1) Based on submarket data for deliveries in 2020 as a percentage of 1Q20 forecasted stock as of 1Q 2020, available from Axio/MPF Research.

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APPENDIX C - PARKMERCED

Aimco's investment in Parkmerced is a classic Aimco investment.
It is a coin flip scenario where:
"Heads we win; tails we don't lose."

- **A few facts:**

Partnership Appraised Value
($ in millions)

Rent Control Portfolio		1,741
Land (Entitled Development Rights)	+	369
Gross Asset Value ("GAV")	=	2,110
First Priority Loan	-	1,500
Equity Before Mezzanine Loan	=	610
Aimco Mezzanine Loan	-	275
Equity Behind Mezzanine Loan	=	335



- **Heads we win (Aimco expectation):**
  - Aimco expects the mezzanine loan and all accrued interest to be repaid either over time, or upon a recapitalization event at the loan's maturity.
  - The table below shows the resulting value creation assuming the partnership's value does not appreciate, and no cash interest payments are made.

($ in millions)

Appraised GAV		2,110
First Priority Loan	-	1,500
Aimco Mezzanine Loan	-	275
Aimco Accrued Interest	-	168
Equity (After Loan and Accrued Interest Repayment)	=	167
Aimco Exercises Option	x	30%
Acquires 30% of Equity for $1.0 Million	=	49

  - After repayment of the accrued interest, the equity acquired through exercising the option increases Aimco's return from 10% to 12%.

- **Tails we don't lose (Borrower defaults):**
  - A borrower default would prompt a UCC foreclosure.
  - In the event of a foreclosure, Aimco would either receive full payment of its mezzanine loan and all related accrued interest or 100% of the equity in the partnership.
  - Assuming a constant value, the equity would be worth an incremental $167 million, increasing Aimco's return from 10% to 17%.

- **Three potential risks:**
  - Reduced demand for apartment living in San Francisco … although this seems remote given the dynamism of Silicon Valley and high median home prices.
  - Increased interest rates, so these were hedged at closing with the purchase of a "swaption", or interest rate swap option.
  - Local rent control, which is in place for the rent control portfolio and waived, by contract, with the City for new building on the adjacent land.

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FORWARD LOOKING STATEMENTS & other INFORMATION This presentation contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2020 and future expectations, including but not limited to: AFFO and selected components thereof; Aimco redevelopment and development investments and projected value creation from such investments; Aimco refinancing activities; and Aimco liquidity and leverage metrics. These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: the impact of the COVID-19 pandemic, including on Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopments and developments; and Aimco’s ability to comply with debt covenants, including financial coverage ratios. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation: Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs; Impact of the COVID-19 pandemic on Aimco’s residents, commercial tenants, and operations, including as a result of government restrictions and the overall impact on the real estate industry and economy generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described below; Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants; Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Pursuant to its existing authority to repurchase up to an additional 10.4M shares, Aimco may make repurchases from time to time in the open market or in privately negotiated transactions at the Aimco’s discretion and in accordance with the requirements of the SEC. The timing and amount of repurchases, if at all, will depend on market pricing as well as other conditions. Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2019, in Item 1A of Aimco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This presentation does not constitute an offer of securities for sale. Glossary & Reconciliations of Non-GAAP Financial and Operating Measures Financial and operating measures discussed in this document include certain financial measures used by Aimco management, that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary and Reconciliations of Non-GAAP Financial and Operating Measures included in Aimco’s First Quarter 2020 Earnings Release dated May 7, 2020.